UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 25, 2014

CHS Inc.

__________________________________________

(Exact name of registrant as specified in its charter)

Minnesota	0-50150	41-0251095
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

5500 Cenex Drive, Inver Grove Heights, Minnesota		55077
________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	651-355-6000
Not Applicable

______________________________________________

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

CHS Inc., a Minnesota corporation (the “Company”), previously announced that on March 4, 2013 it entered into a Master Agreement (the “Master Agreement”) and related arrangements with ConAgra Foods, Inc., a Delaware corporation (“ConAgra”), Cargill, Incorporated, a Delaware corporation (“Cargill”), and HM Luxembourg, a Luxembourg Société à responsabilité limitée, pursuant to which the Company, ConAgra and Cargill (the “Owners”) agreed to form a joint venture to be known as Ardent Mills. Ardent Mills combines the North American flour milling operations and related businesses operated through the ConAgra Mills division of ConAgra, with the Horizon Milling joint venture of the Company and Cargill.

On May 25, 2014, the Company, ConAgra and Cargill entered into an amendment (the “Amendment”) to the Master Agreement. As previously disclosed, the Owners expected to divest four flour milling facilities:  Horizon Milling’s Los Angeles, California, mill; and ConAgra Mills’ Oakland, California, Saginaw, Texas, and New Prague, Minnesota, mills, prior to, or simultaneous with, the closing of the Ardent Mills transaction as a condition to an agreement with the U.S. Department of Justice related to the formation of the Ardent Mills joint venture. These divestitures have been completed. The Amendment, among other matters, (i) provides for the divestiture of these four flour milling facilities and (ii) generally ensures that the proceeds to be received by the Owners, indemnification provisions and other benefits and burdens allocated among the Owners in the Master Agreement are adjusted to account for such divestitures.

As noted above, the Company previously formed the Horizon Milling joint venture with Cargill. In addition, the Company conducts a portion of its grain marketing operations through TEMCO, LLC, a 50% joint venture with Cargill.

Item 8.01    Other Events

On May 29, 2014, the Company and the other Owners completed the formation of the previously announced Ardent Mills joint venture. In connection with the closing of the joint venture, the Company received a 12% ownership interest in the joint venture as well as a cash distribution of approximately $116.5 million, before taxes and other closing costs.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHS Inc.

May 29, 2014	By:	/s/ Lisa A. Zell
Name: Lisa A. Zell
Title: Executive Vice President and General Counsel